Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JAZZ TECHNOLOGIES, INC.

ARTICLE I

The name of the corporation (this “Corporation”) is:

Jazz Technologies, Inc.

ARTICLE II

The address of this Corporation’s registered office in the State of Delaware is c/o Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of this Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“GCL”).

ARTICLE IV

This Corporation is authorized to issue one class of stock to be designated “Common Stock,” with a par value of $0.001 per share. The total number of shares which this Corporation is authorized to issue is One Hundred (100) shares.

ARTICLE V

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this Corporation.

ARTICLE VI

The number of directors of this Corporation shall be fixed from time to time by the Bylaws or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE VIII

Meeting of stockholders of this Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of this Corporation.

ARTICLE IX

A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article IX shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

Any repeal or modification of this Article IX shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

The provisions of this Article IX shall not be deemed to limit or preclude indemnification of a director by this Corporation for any liability of a director which has not been eliminated by the provisions of this Article IX.

ARTICLE X

This Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of this Corporation or by reason of the fact that such person, at the request of this Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article X shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE XI

Pursuant to GCL Section 203(b)(1), this Corporation shall not be governed by the provisions of GCL Section 203.

ARTICLE XII

This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.